UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC  20549

                           SCHEDULE 13G

              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. 3)*

                      Mercury Computer Systems Inc
__________________________________________________________________

                           (Name of Issuer)

                                Common
__________________________________________________________________

                     (Title of Class of Securities)

                               589378108
__________________________________________________________________

                            (CUSIP Number)

                         December 31, 1999
__________________________________________________________________

         (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


     [X] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                 Page 1 of 6 Pages

CUSIP No.  589378108           13G
__________________________________________________________________

1.        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Massachusetts Mutual Life Insurance Company
          04-1590850
__________________________________________________________________

2.        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______
                                    (B)  __x____
__________________________________________________________________

3.        SEC USE ONLY
__________________________________________________________________
4.        CITIZENSHIP OF PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
__________________________________________________________________

                  5.        SOLE VOTING POWER
NUMBER OF
SHARES                      53,044
                  ________________________________________________
BENEFICIALLY      6.        SHARED VOTING POWER
OWNED BY
EACH                        not applicable
                 ________________________________________________
REPORTING         7.        SOLE DISPOSITIVE POWER
PERSON
WITH                        53,044
                  _______________________________________________
                  8.        SHARED DISPOSITIVE POWER

                            not applicable
__________________________________________________________________

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                             53,044
__________________________________________________________________

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES *
                         Not applicable
__________________________________________________________________

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                            0.2%
__________________________________________________________________

12.       TYPE OF REPORTING PERSON (See instructions)

          IC  (insurance company)
__________________________________________________________________
                                                 Page 2 of 6 Pages

CUSIP No. 589378108              13G
__________________________________________________________________

1.        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MassMutual Corporate Investors
          04-2483041
__________________________________________________________________

2.        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  __x____
__________________________________________________________________
3.        SEC USE ONLY
__________________________________________________________________

4.        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
__________________________________________________________________

                  5.        SOLE VOTING POWER
NUMBER OF
SHARES                      72,088
                  ________________________________________________
BENEFICIALLY      6.        SHARED VOTING POWER
OWNED BY
EACH                        not applicable
                  ________________________________________________
REPORTING         7.        SOLE DISPOSITIVE POWER
PERSON
WITH                        72,088
                  ________________________________________________
                  8.        SHARED DISPOSITIVE POWER

                            not applicable
__________________________________________________________________

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                             72,088
__________________________________________________________________

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES *
                      not applicable
__________________________________________________________________
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          0.3%
__________________________________________________________________

12.       TYPE OF REPORTING PERSON *

         IV (investment company)
__________________________________________________________________

                                            Page 3 of 6 Pages

ITEM 1(a).  Name of Issuer: Mercury Computer Systems Inc

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            199 Riverneck Road
            Chelmsford, MA 01824-2820

ITEM 2(a).  Name of Person Filing:

            This statement is filed on behalf of Massachusetts Mutual Life Insurance Company and MassMutual Corporate Investors, which together may be regarded as a group for the purpose of this statement. This statement is signed on behalf of both the aforementioned parties, and therefore it does not include a separate agreement providing for a joint filing.

ITEM 2(b).  Address of Principal Business Office:

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

ITEM 2(c).  Citizenship

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY is organized under the laws of the Commonwealth of Massachusetts
            MASSMUTUAL CORPORATE INVESTORS is
            organized under the laws of the Commonwealth of Massachusetts

ITEM 2(d).  Title of Class of Securities:  Common Stock

ITEM 2(e).  CUSIP NUMBER: 589378108

ITEM 3. This statement is filed pursuant to Rule 13d-1(b) by Massachusetts Mutual Life Insurance Company, an insurance company as defined in Section 3(a)(19), MassMutual Corporate Investors, an investment company registered under Section 8 of the Investment
            Company Act of 1940 which together may be regarded as a group pursuant to Rule
            13d-1(b) (ii) (H).

ITEM 4.     Ownership:

            This statement if filed to report information as of December 31,1999:

                                         Page 4 of 6 Pages

            (a)  Amount Beneficially Owned:

            Massachusetts Mutual Life Insurance Company and
            MassMutual Corporate Investors own respectively
            53,044 and 72,088 shares of common stock.

            Total shares of common stock owned directly and
            indirectly:  125,132

            The filing of this statement shall not be construed as an admission that Massachusetts Mutual Life Insurance Company and MassMutual Corporate Investors are for the purposes of sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any common stock of the issuer.

            (b)  Percent of Class:

            Percentage of ownership is calculated as follows:

            125,132(shares held) / 20,840,000 (shares outstanding)
                    = 0.6%

            (c)  Powers:

            Massachusetts Mutual Life Insurance Company and
            MassMutual Corporate Investors each have sole power to vote or dispose of respectively 53,044 and 72,088 shares of common stock.

ITEM 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]

ITEM 6. Ownership of More Than Five Percent on Behalf of Another Person:

            Not applicable

ITEM 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on by the Parent Holding Company:

            Not applicable

ITEM 8. Identification and Classification of Members of the Group:

            Not applicable

ITEM 9.     Notice of Dissolution of the Group:

               Not applicable

                                               Page 5 of 6 Pages

ITEM 10.    Certification:

            By signing below, MASSACHUSETTS MUTUAL LIFE
            INSURANCE COMPANY, MASSMUTUAL CORPORATE
            INVESTORS certify to the best of their
            knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

            After reasonable inquiry and to the best of our knowledge and belief, MASSACHUSETTS MUTUTAL LIFE INSURANCE COMPANY and MASSMUTUAL CORPORATE INVESTORS certify that the information set forth in this statement is true, complete and correct.


February 3, 2000                      February 3, 2000
   (Date)                                (Date)

MASSACHUSETTS MUTUAL                MASSMUTUAL CORPORATE
LIFE INSURANCE COMPANY              INVESTORS

By:  /signature/                      By:  /signature/



Charles McCobb                      Charles McCobb
Managing Director                   Managing Director





                                             Page 6 of 6 Pages